Exhibit 10.31

ADOLOR CORPORATION

INCENTIVE COMPENSATION PLAN

Purpose

This plan is designed to provide Adolor employees with an incentive to achieve the Company’s annual corporate objectives.

Corporate Objectives

Major objectives for each year will be established by the Board of Directors.

Evaluation of Corporate Performance

The Compensation Committee will evaluate corporate performance against each objective as follows:

Description of Performance	Performance Rating
Made some progress, but did not achieve objective	0 to 94%
Achieved objective	95% to 105%
Exceeded objective	106% to 150%
Outstanding achievement	151% to 200%

The Board will designate the most important corporate objectives.

Determination of the Bonus Pool

The Compensation Committee will determine the bonus pool. The bonus pool will be based upon the overall corporate rating multiplied by the salaries of bonus eligible employees multiplied by their individual bonus targets.

Bonus Pool Allocation

The Compensation Committee shall annually review and approve bonus awards for the CEO and his executive direct reports. The CEO will review and approve the bonus pool allocation for all other employees by department based upon the achievement of overall corporate performance and the contribution of each group to the corporate objectives.

Determination of Individual Bonuses

Each employee has individual goals for each year. These relate directly to the Corporate goals. Individual bonuses will be based on the overall corporate rating, the achievement of each objective, individual performance for both teams and departments, and bonus eligibility. Each of these factors will impact any bonus awards. The Compensation Committee may also consider individual discretionary bonus payments for exceptional individual performance. Individual bonuses are capped at 200% of the individual bonus target.

Criteria

–	Bonus payments if awarded will be distributed in January of the subsequent year.

–	Employees must be actively employed on the day the bonus payout is distributed in order to receive that bonus payout.

Confidential	January 2005

ADOLOR CORPORATION

INCENTIVE COMPENSATION PLAN

–	If an employee is eligible to receive a bonus and is on an approved leave of absence at the day the bonus payout is distributed, the employee will receive their bonus upon their return to active status.

–	New hires are eligible for the Incentive Program after completion of 90 days of employment, and bonus payments will be prorated for the year’s length of service.

–	Employees must have attended all mandatory training and acknowledged compliance with all policies and required SOPs in order to receive the bonus payout.

–	Managers must have completed mid-year and annual performance reviews for all of their employees in order to receive the bonus payout.

–	Bonus eligibility will be prorated for any time during the year that an employee is on a Performance Improvement Plan or under any formal disciplinary action. In addition, an employee will be ineligible to receive a bonus if they are on a Performance Improvement Plan or under any formal disciplinary action at the time of the bonus payout.

–	Adolor reserves the right to modify this plan at any time.

Adopted by Board of Directors January 6, 2005

Amended February 22, 2007.

Confidential	January 2005